UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 27, 2012

Commission File Number:  333-65069

Access Power, Inc
(Exact name of small business issuer as specified in its charter)

Florida
(State or other jurisdiction of incorporation or organization)
27-4546259
(IRS Employer Identification No.)

17336 Hazel Street, Spring Lake, Michigan 49456
(Address of principal executive offices)

6168205985
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Recent developments...

Access Power Inc., a for-profit Florida Corporation, announces that on June 21, 2012 it has reorganized and restructured the corporation. The company was originally founded and incorporated on October 10, 1996. Over the years, Access Power, Inc., or "ACCR" has gone through various management and business profile changes.

One item which must be disclosed. On August 23, 2000 the previous CEO Glen Smith filed a patent with the United States Patent Office. This filing was represented by the law firm of Malloy&Malloy of Coral Gables FL financed by operations of the company. The filing is patent application #09/644,425, "A computer based telephony enhancement system and method." It is the intention of current management to monetize the patent application, review its patent statute of limitation, and explore all legalities regarding the technology of inserting sound effects in telephony communications. In addition if there is merit and monetization of the application, the company intends to enforce it's patent application. Current management's last communication with the patent office was in early 2003. The US Patent Office issued a "non-final rejection" on 11/15/2002.

The company is filing this 8K to inform sharehodlers of recent other events that are material to the continuation of the company. If management cannot fund operations it will consider other options, including filing of a bankruptcy petition with the Florida courts. The key points of recent events are:

1. Prior to June 21, 2012, ACCR was administratively dissolved by the Florida Secretary of State for failure to maintain adequate filing reports. A reinstatement filing has been initiated with the Florida Secretary of State and an amendment to the Articles of Incorporation is filed at www.sunbiz.org. Pursuant to Florida Statute 617.1007, the newly formed board passed a resolution wherein it recommended certain changes to the capital structure of the corporation. The company's profile may be viewed at www.otcmarkets.com.

2. A new FEIN has been established with the IRS. Proper filings are being planned with the SEC in the coming years. ACCR is in the early stages of new funding selection and in review of potential candidates to file a FINRA broker/dealer FORM 211. An initial capital investment of $5,000 by the newly formed board has brought this to fruition.

3. As of August 22, 2012, the company's common outstanding is 379,144,121 out of 500,000,000 authorized. The Transfer Agent for the corporation is Standard Registrar & Transfer Company, 12528 South 1840 East, Draper UT 04020. Tel. 801.571.8844. There is no further issuance of any class of stock on the record books of the transfer agent as of this date. Despite previous announcements by prior management, there is no issuance of preferred C class on the record books of the corporation. A planned reverse split is in process in order to better effectively fund operations, and may be filed soon with FINRA. Management has considered a possible forward split of the common shares in case there is still a past short trying to cover shares. Current management is unconcerned with the current stock price of ACCR; we are more concerned with creating future shareholder value.

Other debt matters to be disclosed include: a) The previous management left a bad debt balance with the transfer agent of nearly $1,200 over the last 2 years. This amount has been settled. b) In addition, the company is in bad standing (having over $4,000 in debt) with PR Newswires from previous company releases. c) Previous management mentioned a convertible debt issued to a prior CEO of nearly $1,000,000. Florida statute 95.11 is referenced in any debt matters. However, there is no record of this transaction, and the statute of limitation on debt collection has passed. Current management reports no further information regarding liabilities of Access Power, Inc.

4. Patrick J Jensen is a self-appointed director with the corporation, and holds a BA degree in Economics from Tulane University, and has extensive securities markets experience in embedded derivative trading, and risk analysis. Mr. Jensen at one time was registered with FINRA in a Series 7 capacity, however, that license was suspended in 2009 for 12 months steming from a transaction in 2007 involving one of the largest financial institution in Mexico. In a confidential settlement agreement with FINRA, the matter was settled. Mr. Jensen has also filed personal Chapter 7 bankruptcy as recent as July 2010 due to his personal struggles within the economy. Mr. Jensen holds over 15,000,000 shares of common class stock in the corporation.

Access Power, Inc is in the early stages of creating a new business plan, and has over $3,800 cash on hand (unaudited) to further the interests of it's shareholders - long or short.

Forward-Looking Statements Disclosure

As a public corporation Access Power, Inc. (OTC: ACCR) the Access Power, Inc. Web Site ("www.access-power.com") and the information we are incorporating by reference contain forward-looking statements within the meaning of federal securities laws, including information regarding the Company's financial outlook, future plans, objectives, business prospects and anticipated financial performance. You can identify these statements by the fact that they include words such as "will," "believe," "anticipate," "expect," "estimate," "intend," "plan," or variations of these words, or similar expressions.
These forward-looking statements are not statements of historical facts and represent only our current expectations regarding such matters. These statements inherently involve a wide range of known and unknown uncertainties. The Company's actual actions and results could differ materially from what is expressed or implied by these statements. Specific factors that could cause such a difference include those set forth in our Risk Factors page, plus other important factors disclosed previously and from time to time in our 10-K and other filings with the Securities and Exchange Commission.
Given these factors, as well as other variables that may affect our operating results, you should not rely on forward-looking statements, assume that past financial performance will be a reliable indicator of future performance, nor use historical trends to anticipate results or trends in future periods. We expressly disclaim any obligation or intention to provide updates to the forward-looking statements and the estimates and assumptions associated with them.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Access Power, Inc

Date:   August 24, 2012
By:	/s/ Patrick J Jensen

Name: Patrick J Jensen
Title: Director